Exhibit 5


                                  June 8, 1999



          Furniture Brands International, Inc.
          101 South Hanley Road
          St. Louis, MO  63105


          Gentlemen:

               I am General Counsel of Furniture Brands International, Inc. (hereinafter called the "Corporation") and am familiar with the Registration Statement on Form S-8 being filed today by the Corporation with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, (the "Act") covering the registration of 2,250,000 additional shares of its Common Stock, stated value $1.00 per share, of the Corporation (the "Common Stock") which have been authorized for issuance pursuant to the 1999 Long-Term Incentive Plan, (hereinafter referred to as the "1999 Plan").

                I am familiar with the Corporation's Restated Certificate of Incorporation, as amended, its corporate history and the proceedings relative to the authorization and issuance of its outstanding Common Stock pursuant to the exercise of options and the issuance of Stock Appreciation Rights, Performance Shares and Restricted Stock under the above 1999 Plan, and I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion.

                Based upon the foregoing, it is my opinion that (a) when the applicable provisions of the Act and such "Blue Sky" or securities laws as may be applicable shall have been complied with and (b) when issued in accordance with the terms of the options and 1999 Plan, the Common Stock so issued will be duly authorized, validly issued, fully paid and nonassessable.

                 I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent I do not admit that I am within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder.

                                          Very truly yours,



                                          Lynn Chipperfield
                                          Vice President